                                                                    EXHIBIT 99.1

                                                    CORPORATE COMMUNICATIONS
GRACE NEWS
                                                    W. R. Grace & Co.
                                                    7500 Grace Drive
                                                    Columbia, MD 21044

CONTACT:          Media Relations:            Investor Relations:
                  Greg Euston                 Bridget Sarikas
                  (212) 468-3734              (410) 531-4194

        GRACE REPORTS 2003 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

COLUMBIA, Maryland, January 27, 2004 -- W. R. Grace & Co. (NYSE: GRA) today reported that 2003 fourth quarter sales totaled $511.3 million compared with $454.7 million in the prior year quarter, an increase of 12.4%. Revenue from improved volume and product mix and from acquisitions accounted for about half of the increase, with the remainder attributable to favorable currency translation effects from a weaker U.S. dollar. Grace reported a fourth quarter net loss of ($36.5 million), or ($0.56) per share, compared with a net loss of ($25.5 million), or ($0.39) per share, in the fourth quarter of 2002. The 2003 fourth quarter loss includes pre-tax charges totaling $100.0 million to adjust Grace's estimated liability for pre-Chapter 11 contingencies as follows: 1) a $50.0 million charge to adjust Grace's estimated liability for claims by the EPA for recovery of environmental cleanup costs around Libby, Montana; 2) a $20.0 million charge for other environmental exposures identified as part of Grace's evaluation of Chapter 11 claims; and 3) a $30.0 million charge for new asbestos-related property damage claims received as part of the Chapter 11 claims solicitation process.

Pre-tax income from core operations in the fourth quarter of 2003 was $51.3 million compared with $37.5 million in the fourth quarter of 2002, a 36.8% increase, reflecting continued business improvement in the second half of 2003 from successful productivity initiatives and improving economic conditions. "I am very pleased with our fourth quarter and second half operating results," said Grace's Chairman and Chief Executive Officer Paul J. Norris. "We completely reversed disappointing operating performance in the first half of 2003. We are also making progress in the evaluation of our Chapter 11 claims, which has resulted in the adjustment of certain liability estimates in the fourth quarter."



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                                     - 2 -



For the full year 2003, Grace reported sales of $1,980.5 million, an 8.8% increase over 2002. Currency translation accounted for 5.3 percentage points of the increase. Grace reported a net loss for the full year ended December 31, 2003 of ($42.2 million) or ($0.64) per share, compared with net income of $22.1 million, or $0.34 per share, for 2002. The 2003 net loss includes a $152.5 million pre-tax increase in Grace's estimated cost to resolve pre-Chapter 11 contingent liabilities and $14.8 million of Chapter 11-related expenses. Pre-tax income from core operations was $148.7 million in 2003, compared with $180.8 million in 2002. Full year pre-tax operating margin was 7.5%, about 2.4 percentage points lower than last year. The decrease in 2003 operating profit and margins was principally caused by higher costs for pensions, certain raw materials and natural gas. Unfavorable regional and product sales mix, particularly in the first half of 2003, also contributed to the decrease.

CORE OPERATIONS
DAVISON CHEMICALS
CATALYST AND SILICA PRODUCTS

Fourth quarter sales for the Davison Chemicals segment were $272.2 million, up 15.2% from the prior year quarter. Excluding the effects of favorable currency translation, sales were up 8.6% for the quarter. Sales of catalyst products, which include refining catalysts, polyolefin catalysts and other chemical catalysts, were $190.7 million, up 12.2% compared with the prior year quarter. About two-thirds of the percentage increase resulted from improved product mix factors, with the remainder attributable to favorable currency effects. Sales of silica products were $81.5 million, up 22.9% compared with the fourth quarter of 2002, with currency effects of the stronger Euro contributing about 12.3 percentage points of the increase. Additional improvement was attributable to growth programs in digital printing and separations applications, and from higher sales of adsorbents and precipitated silica products.

Operating income of the Davison Chemicals segment for the fourth quarter was $38.8 million, 28.5% higher than the 2002 fourth quarter; operating margin was 14.3%, higher than the prior year quarter by 1.5 percentage points. The increase in operating income was driven primarily by sales of silica products in North America and Europe, and by catalyst sales in Asia Pacific. Fourth quarter operating margin was enhanced by


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
                                     - 3 -



productivity gains and effective cost management.

Full year 2003 sales for the Davison Chemicals segment were $1,039.9 million, up 10.7% from 2002 (excluding favorable currency translation impacts, sales were up 4.5%). Full year 2003 operating income was $118.9 million, compared with $129.4 million for the prior year, an 8.1% decrease. Operating results for 2003 reflect a sluggish U.S. economy, especially in the first half of the year, and higher utilities, raw materials and other manufacturing costs over the course of the year. Second half comparisons were considerably better as the U.S. economy strengthened and manufacturing costs were reduced.

PERFORMANCE CHEMICALS
CONSTRUCTION CHEMICALS, BUILDING MATERIALS, AND SEALANTS AND COATINGS

Fourth quarter sales for the Performance Chemicals segment were $239.1 million, up 9.5% from the prior year quarter. Favorable currency translation accounted for 6.0 percentage points of the increase. Sales of specialty construction chemicals, which include concrete admixtures, cement additives and masonry products, were $123.2 million, up 17.0% versus the year-ago quarter (10.2% excluding favorable currency translation impacts). Sales were up in all geographic regions reflecting the success of new product programs and sales initiatives in key economies worldwide, as well as increased U.S. construction activity. In addition, revenues from Grace's acquisition in Germany (completed October 1, 2003) accounted for about one-third of the fourth quarter sales increase. Sales of specialty building materials, which include waterproofing and fire protection products, were $52.9 million, up 0.6% compared with the fourth quarter of 2002 (down 2.3% excluding favorable currency translation impacts). The fourth quarter results reflect strong sales of waterproofing materials, particularly underlayments for residential re-roofing, offset by continuing weak sales in fire protection products caused by slow U.S. commercial construction activity and changes in building codes. Sales of specialty sealants and coatings, which include container sealants, coatings and polymers, were $63.0 million, up 4.1% compared with the fourth quarter of 2002 (down 3.1% excluding favorable currency translation impacts). Higher sales in coatings and closure sealants, particularly outside North America, were more than offset by lower volume in can sealants.


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                                     - 4 -


Operating income for the Performance Chemicals segment was $31.4 million, compared with $21.9 million in the prior year quarter, a 43.4% increase. Operating margin of 13.1% was 3.1 percentage points higher than 2002 fourth quarter margin. Improved operating income and margins reflected increased sales volume in specialty construction chemicals and the success of cost containment programs across the business segment.

Full year 2003 sales of the Performance Chemicals segment were $940.6 million, up 6.8% from 2002 (excluding currency translation impacts, sales were up 2.4%). Full year 2003 operating income was $107.9 million, 9.2% higher than 2002, reflecting a strong second half in sales and cost control, which offset a weak first half caused by slow commercial construction activity and weather-related delays of projects in the U.S.

CORPORATE COSTS

Fourth quarter corporate costs related to core operations were $18.9 million, a $4.3 million increase from the prior year quarter. The increase is primarily attributable to added costs for pension benefits to account for negative equity market returns in 2000-2002, and to higher director and officer liability insurance premiums.

CASH FLOW AND LIQUIDITY

Grace's cash flow provided by operating activities was $110.8 million for the full year 2003, compared with $195.5 million for the comparable period of 2002. The year-over-year decrease in operating cash flow reflects $48.5 million of pension plan contributions and $44.7 million of working capital effects. Full year 2003 pre-tax income from core operations before depreciation and amortization was $251.6 million, 8.7% lower than 2002. These results reflect the lower income from core operations as described above. Cash used for investing activities was $109.1 million during 2003, primarily for capacity expansion, investments in new products and markets, and capital replacements.

At December 31, 2003, Grace had available liquidity in the form of cash ($309.2 million), net cash value of life insurance ($90.8 million) and unused credit under its debtor-in-possession facility ($215.9 million). Grace believes that these sources and amounts of liquidity are sufficient to support its strategic initiatives and Chapter 11 proceedings for the foreseeable future.

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ADJUSTMENTS TO RESERVES FOR CONTINGENT LIABILITIES

The fourth quarter includes an aggregate $100.0 million pre-tax charge to adjust Grace's reserves for the following contingent liabilities:

1) Environmental Risks, Vermiculite Mining - Grace recorded a $50.0 million increase in its estimated liability for environmental clean-up related to previously operated vermiculite mining and processing sites near Libby, Montana. Based on a previous ruling by the U.S. District Court of Montana, Grace is required to reimburse the U.S. government for all appropriate costs expended for clean-up activities. Grace has appealed the Court's ruling. The change in estimate reflected in the fourth quarter is based on the most recent EPA public comments about clean-up costs, discussions of spending forecasts with EPA representatives and analysis of other information made available by the EPA. As a result of the charge, Grace's total estimated liability for Libby-related reimbursable costs is $160.0 million at December 31, 2003. However, EPA cost estimates have increased substantially over the course of this clean-up. Consequently, Grace's estimate may change materially as more information becomes available about EPA's incurred clean-up costs and the cost of future clean-up spending plans, that would be reimbursable by Grace. The payment of any amounts for this matter will be subject to Grace's Chapter 11 proceedings.

2) Environmental Risks, Other Than Vermiculite Mining - Grace recorded a $20.0 million increase in its estimated liability for other environmental risks identified and measured as part of the Chapter 11 claims review process. After these charges, Grace's total estimated liability for environmental clean-up costs, other than those related to vermiculite mining and processing, is $150.0 million.

3) Asbestos-Related Property Damage - Grace recorded a $30.0 million increase in its estimated liability for asbestos-related litigation to account for the estimated cost of resolving new asbestos-related property damage claims received through the Chapter 11 claims solicitation process. The increase resulted from a review of more than 4,000 new claims submitted prior to the March 31, 2003 claims bar date. Each claim is unique as to property, product in question, legal status of claimant, potential cost of remediation, and other factors. Such claims were reviewed in detail by Grace, categorized into claims with sufficient information to be evaluated or claims that required additional information and,



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where sufficient information existed, the cost of resolution was estimated.
Grace's revised estimate of liability does not include any amounts for approximately 200 claims for which sufficient information was not available to evaluate potential liability. The ultimate cost of resolving asbestos-related property damage claims will be determined through the Chapter 11 process and such cost could be materially different from Grace's current estimate.

CHAPTER 11 PROCEEDINGS

On April 2, 2001 Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.-Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Filing"). Grace's non-U.S. subsidiaries and certain of its U.S. subsidiaries were not a part of the Filing. Since the Filing, all motions necessary to conduct normal business activities have been approved by the Bankruptcy Court.

Most of Grace's noncore liabilities and contingencies (including asbestos-related litigation, environmental remediation claims, tax disputes and other potential obligations), are subject to compromise under the Chapter 11 process. The Chapter 11 proceedings, including litigation and the claims resolution process, could result in allowable claims that differ materially from recorded amounts. Grace will adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace's noncore liabilities. See Grace's recent Securities and Exchange Commission filings for discussion of noncore liabilities and contingencies.

The Bankruptcy Court had established a bar date of March 31, 2003 for claims of general unsecured creditors, asbestos property damage claims and medical monitoring claims related to asbestos. The bar date did not apply to asbestos-related bodily injury claims or claims related to Zonolite(R) Attic Insulation, which will be dealt with separately. Approximately 15,000 claims were submitted by the bar date for all debtor entities. No change in recorded amounts are considered necessary at this time for liabilities to lenders, trade creditors or employees, or for tax and general litigation. However, see "Adjustments to Reserves for Contingent Liabilities" for fourth quarter changes in


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Grace's estimated cost of resolving certain environmental and asbestos-related claims. Grace continues to assess the validity of open claims, has filed bankruptcy court motions objecting to certain claims and expects to file additional objections in the future.

                                    * * * * *

Grace is a leading global supplier of catalyst and silica products, specialty construction chemicals, building materials, and sealants and coatings. With annual sales of approximately $2 billion, Grace has over 6,000 employees and operations in nearly 40 countries. For more information, visit Grace's Web site at www.grace.com.

                                      * * *

This announcement contains forward-looking statements that involve risks and uncertainties, as well as statements that are preceded by, followed by or include the words "believes," "plans," "intends," "targets," "will," "expects," "anticipates," or similar expressions. For such statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include those factors set forth in Grace's most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q, which have been filed with the SEC.













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GRACE NEWS


======================================================================================================================
W. R. GRACE & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS                              THREE MONTHS ENDED               YEAR ENDED
(UNAUDITED)                                                          DECEMBER 31,                 DECEMBER 31,
======================================================================================================================
Amounts in millions, except per share amounts                     2003           2002          2003          2002
------------------------------------------------------------- -------------- ------------- ------------- -------------
Net sales                                                      $  511.3           $  454.7   $1,980.5      $1,819.7
Other income                                                       13.4                2.7       24.4          22.5
                                                              -------------- ------------- ------------- -------------

                                                                  524.7              457.4    2,004.9       1,842.2
                                                              -------------- ------------- ------------- -------------

Cost of goods sold, exclusive of depreciation and
     amortization shown separately below                          326.9              294.0    1,289.8       1,148.1
Selling, general and administrative expenses,
     exclusive of net pension expense shown
     separately below                                              96.9               89.4      373.3         345.1
Depreciation and amortization                                      26.8               24.1      102.9          94.9
Research and development expenses                                  11.8               11.9       52.0          51.5
Net pension expense                                                12.8                4.9       52.7          19.5
Interest expense and related financing costs                        3.2                4.8       15.6          20.0
Provision for environmental remediation                            70.0               51.5      122.5          70.7
Provision for asbestos related claims                              30.0               --         30.0          --
                                                              -------------- ------------- ------------- -------------

                                                                  578.4              480.6    2,038.8       1,749.8
                                                              -------------- ------------- ------------- -------------
(Loss) income before Chapter 11 expenses,
     income taxes and minority interest                           (53.7)             (23.2)     (33.9)         92.4

Chapter 11 expenses, net                                           (3.1)              (8.7)     (14.8)        (30.1)
Benefit from (provision for) income taxes                          19.3                6.3        5.3         (38.0)
Minority interest in consolidated entities                          1.0                0.1        1.2          (2.2)
                                                              -------------- ------------- ------------- -------------

NET (LOSS) INCOME                                             $   (36.5)           $ (25.5)   $ (42.2)    $    22.1
============================================================= ============== ============= ============= =============

BASIC (LOSS) EARNINGS PER COMMON SHARE                        $   (0.56)           $ (0.39)   $ (0.64)    $    0.34

Average number of basic shares                                     65.6               65.5       65.5          65.4

DILUTED (LOSS) EARNINGS PER COMMON SHARE                      $   (0.56)           $ (0.39)   $ (0.64)    $    0.34

Average number of diluted shares                                   65.6               65.5       65.5          65.5
============================================================= ============== ============= ============= =============

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace's Annual Report on Form 10-K. Any changes not deemed to be material will be reflected in the Form 10-K. Any changes deemed to be material will be promptly disclosed.


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
======================================================================================================================
W. R. GRACE & CO. AND SUBSIDIARIES
CONTINUING OPERATIONS SEGMENT BASIS                    THREE MONTHS ENDED                       YEAR ENDED
(UNAUDITED)                                               DECEMBER 31,                         DECEMBER 31,
======================================================================================================================

Amounts in millions                               2003       2002      % Change       2003        2002     % Change
--------------------------------------------- ----------- ----------- ------------ ----------- ----------- -----------
NET SALES:
   DAVISON CHEMICALS
     Catalyst products.......................   $190.7      $170.0        12.2%       $734.9      $678.0        8.4%
     Silica products.........................     81.5        66.3        22.9%        305.0       261.3       16.7%
--------------------------------------------- ----------- ----------- ------------ ----------- ----------- ------------
  TOTAL DAVISON CHEMICALS                        272.2       236.3        15.2%      1,039.9       939.3       10.7%
--------------------------------------------- ----------- ----------- ------------ ----------- ----------- ------------

   PERFORMANCE CHEMICALS
     Construction chemicals..................    123.2       105.3        17.0%        448.1       405.4       10.5%
     Building materials......................     52.9        52.6         0.6%        231.0       230.2        0.3%
     Sealants & coatings.....................     63.0        60.5         4.1%        261.5       244.8        6.8%
--------------------------------------------- ----------- ----------- ------------ ----------- ----------- ------------
  TOTAL PERFORMANCE CHEMICALS                    239.1       218.4         9.5%        940.6       880.4        6.8%
--------------------------------------------- ----------- ----------- ------------ ----------- ----------- ------------
TOTAL GRACE SALES                               $511.3      $454.7        12.4%     $1,980.5    $1,819.7        8.8%
============================================= =========== =========== ============ =========== =========== ============

PRE-TAX OPERATING INCOME (a)(b):
  Davison Chemicals..........................    $38.8       $30.2        28.5%       $118.9      $129.4       (8.1%)
  Performance Chemicals......................     31.4        21.9        43.4%        107.9        98.8        9.2%
  Corporate costs............................    (18.9)      (14.6)      (29.5%)       (78.1)      (47.4)     (64.8%)
--------------------------------------------- ----------- ----------- ------------ ----------- ----------- ------------
PRE-TAX INCOME FROM CORE OPERATIONS               51.3        37.5        36.8%        148.7       180.8      (17.8%)
--------------------------------------------- ----------- ----------- ------------ ----------- ----------- ------------

PRE-TAX LOSS FROM NONCORE ACTIVITIES.........   (101.7)      (57.2)      (77.8%)      (170.1)      (74.5)    (128.3%)
--------------------------------------------- ----------- ----------- ------------ ----------- ----------- ------------
Interest expense.............................     (3.2)       (4.8)       33.3%        (15.6)      (20.0)      22.0%
Interest income..............................      0.9         1.4       (35.7%)         4.3         3.9       10.3%
--------------------------------------------- ----------- ----------- ------------ ----------- ----------- ------------
(LOSS) INCOME  BEFORE CHAPTER 11 EXPENSES
     AND INCOME TAXES                            (52.7)      (23.1)     (128.1%)       (32.7)       90.2     (136.3%)
Chapter 11 expenses, net.....................     (3.1)       (8.7)       64.4%        (14.8)      (30.1)      50.8%
Benefit from (provision for) income taxes....     19.3         6.3       206.3%          5.3       (38.0)     113.9%
--------------------------------------------- ----------- ----------- ------------ ----------- ----------- ------------

     NET (LOSS) INCOME                          ($36.5)     ($25.5)       (43.1%)     ($42.2)      $22.1          NM
============================================= =========== =========== ============ =========== =========== ============

============================================= =========== =========== ============ =========== =========== ============
KEY FINANCIAL MEASURES:
   Pre-tax income from core operations as a
       percentage of sales...................    10.0%        8.2%       1.8 pts.        7.5%       9.9%     (2.4) pts.
   Pre-tax income from core operations before
       depreciation and amortization (a).....   $78.1        $61.6      26.8%         $251.6     $275.7     (8.7%)
       As a percentage of sales..............    15.3%       13.5%       1.8 pts.       12.7%      15.2%     (2.5) pts.
============================================= =========== =========== ============ =========== =========== ============
NET SALES BY REGION:
   North America ............................   $221.6      $223.0       (0.6%)       $883.2      $883.2      ---
   Europe....................................    175.7       144.6       21.5%         676.9       560.9      20.7%
   Asia Pacific..............................     84.3        60.4       39.6%         312.7       269.0      16.2%
   Latin America.............................     29.7        26.7       11.2%         107.7       106.6       1.0%
--------------------------------------------- ----------- ----------- ------------ ----------- ----------- ------------
TOTAL                                           $511.3      $454.7       12.4%      $1,980.5    $1,819.7       8.8%
============================================= =========== =========== ============ =========== =========== ============

Note (a): Neither pre-tax income from core operations nor pre-tax income from core operations before depreciation and amortization purport to represent income or cash flow as defined under generally accepted accounting principles, and should not be considered an alternative to such measures as an indicator of the Company's performance. These measures are provided to distinguish operating results of Grace's current business base from results and related assets and liabilities of past businesses, discontinued products and corporate legacies.

Note (b): Pre-tax operating income for all periods presented reflects a reallocation of the cost of earned pension benefits of active participants from corporate to the respective business segments.

NM - Not Meaningful


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
======================================================================================================================

W. R. GRACE & CO. AND SUBSIDIARIES                                                              YEAR ENDED
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)                                               DECEMBER 31,
======================================================================================================================
Amounts in millions                                                                       2003             2002
                                                                                    ----------------------------------
OPERATING ACTIVITIES
(Loss) income before Chapter 11 expenses, income taxes and
      minority interest............................................................   $    (33.9)    $        92.4
Reconciliation to net cash provided by operating activities:
     Depreciation and amortization ................................................        102.9              94.9
     Interest accrued on pre-petition debt subject to compromise...................         11.2              14.5
     Gain on sale of investments...................................................         --                (1.2)
     Loss (gain) on disposal of assets.............................................          1.5              (0.7)
     Provision for environmental remediation.......................................        122.5              70.7
     Provision for asbestos-related claims.........................................         30.0              --
     Net income from life insurance policies.......................................         (5.6)             (4.7)
     Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
         Working capital items.....................................................        (22.5)             22.2
         Contributions to defined benefit pension plans............................        (48.5)             --
         Expenditures for asbestos-related litigation .............................        (10.4)            (13.1)
         Proceeds from asbestos-related insurance .................................         13.2              10.8
         Expenditures for environmental remediation ...............................         (8.4)            (20.0)
         Expenditures for postretirement benefits .................................        (12.6)            (21.5)
         Expenditures for retained obligations of discontinued operations..........         (4.1)             (5.3)
         Changes in accruals and other non-cash items..............................         10.4              15.4
                                                                                    ----------------------------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES BEFORE INCOME TAXES AND CHAPTER 11
     EXPENSES......................................................................        145.7             254.4
Chapter 11 expenses paid, net .....................................................        (17.5)            (27.1)
Income taxes paid, net of refunds..................................................        (17.4)            (31.8)
                                                                                    ----------------------------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES ....................................        110.8             195.5
                                                                                    ----------------------------------

INVESTING ACTIVITIES
Capital expenditures ..............................................................        (86.4)            (91.1)
Businesses acquired in purchase transactions, net of cash acquired ................        (26.9)            (28.5)
Investment in life insurance policies .............................................        (11.6)            (16.4)
Proceeds from life insurance policies..............................................         11.9              19.4
Proceeds from sales of investments.................................................         --                 0.9
Proceeds from disposals of assets .................................................          3.9               5.0
                                                                                    ----------------------------------
     NET CASH USED FOR INVESTING ACTIVITIES .......................................       (109.1)           (110.7)
                                                                                    ----------------------------------

FINANCING ACTIVITIES
Net payments of loans secured by cash value of life insurance policies.............         (3.1)             (5.1)
Borrowings under credit facilities, net of repayments .............................          2.3              (2.8)
Borrowings under debtor-in-possession facility, net of fees........................         46.1              18.7
Repayment of borrowings under debtor-in-possession facility .......................        (50.0)            (20.0)
                                                                                    ----------------------------------
     NET CASH USED FOR FINANCING ACTIVITIES .......................................         (4.7)             (9.2)
                                                                                    ----------------------------------

Effect of currency exchange rate changes on cash and cash equivalents .............         28.6              16.1
                                                                                    ----------------------------------
     INCREASE IN CASH AND CASH EQUIVALENTS ........................................         25.6              91.7
Cash and cash equivalents, beginning of period ....................................        283.6             191.9
                                                                                    ----------------------------------
Cash and cash equivalents, end of period ..........................................   $    309.2     $       283.6
======================================================================================================================



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                                     - 11 -


=============================================================================================================================
W. R. GRACE & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET (UNAUDITED)                                                   DECEMBER 31,     DECEMBER 31,
                                                                                             2003             2002
=============================================================================================================================
Amounts in millions
ASSETS
CURRENT ASSETS
Cash and cash equivalents .........................................................   $         309.2     $        283.6
Accounts and other receivables, net ...............................................             347.5              316.6
Inventories .......................................................................             214.6              173.6
Deferred income taxes .............................................................              86.5               28.0
Other current assets...............................................................              27.8               35.9
                                                                                     ----------------------------------------
     TOTAL CURRENT ASSETS .........................................................             985.6              837.7

Properties and equipment, net......................................................             656.6              622.2
Goodwill ..........................................................................              85.2               65.2
Cash value of life insurance policies, net of policy loans.........................              90.8               82.4
Deferred income taxes .............................................................             523.4              566.7
Asbestos-related insurance expected to be realized after one year..................             269.4              282.6
Other assets ......................................................................             256.2              234.9
                                                                                     ----------------------------------------
     TOTAL ASSETS .................................................................   $       2,867.2     $      2,691.7
                                                                                     ========================================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
LIABILITIES NOT SUBJECT TO COMPROMISE
CURRENT LIABILITIES
Debt payable within one year ......................................................   $           6.8     $          4.3
Accounts payable ..................................................................             101.8              100.3
Income taxes payable ..............................................................              16.6               11.4
Other current liabilities .........................................................             145.6              131.3
                                                                                     ----------------------------------------
     TOTAL CURRENT LIABILITIES ....................................................             270.8              247.3

Deferred income taxes .............................................................              35.3               30.5
Other liabilities .................................................................             279.3              301.4
                                                                                     ----------------------------------------
     TOTAL LIABILITIES NOT SUBJECT TO COMPROMISE ..................................             585.4              579.2

LIABILITIES SUBJECT TO COMPROMISE
Pre-petition debt plus accrued interest............................................             550.3              538.8
Accounts payable...................................................................              31.9               32.4
Income taxes payable...............................................................             217.9              227.8
Asbestos-related liability.........................................................             992.3              973.2
Other liabilities..................................................................             660.0              562.5
                                                                                     ----------------------------------------
     TOTAL LIABILITIES SUBJECT TO COMPROMISE.......................................           2,452.4            2,334.7
                                                                                     ----------------------------------------
     TOTAL LIABILITIES.............................................................           3,037.8            2,913.9
                                                                                     ----------------------------------------

SHAREHOLDERS' EQUITY (DEFICIT)
Common stock.......................................................................               0.8                0.8
Paid-in capital ...................................................................             432.1              433.0
Accumulated deficit................................................................            (157.9)            (115.7)
Treasury stock, at cost............................................................            (135.9)            (137.0)
Accumulated other comprehensive loss ..............................................            (309.7)            (403.3)
                                                                                     ----------------------------------------
     TOTAL SHAREHOLDERS' EQUITY (DEFICIT)..........................................            (170.6)            (222.2)
                                                                                     ----------------------------------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT) .........................   $       2,867.2     $      2,691.7
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